Exhibit 99.1

FOR IMMEDIATE RELEASE

Quality Care Properties Stockholders Approve Welltower Merger

BETHESDA, Md., — July 25, 2018 — Quality Care Properties, Inc. (NYSE: QCP) (“QCP” or the “Company”) today announced that QCP stockholders approved the acquisition of QCP by Welltower Inc. (NYSE: WELL) (“Welltower”) at a Special Meeting of Stockholders held today in Bethesda, Maryland.

Upon the completion of the merger, QCP stockholders will be entitled to receive $20.75 in cash for each share of QCP common stock.  Mark Ordan, QCP’s Chief Executive Officer, said, “We thank our stockholders for their support and look forward to completing the merger.”

Advisors

Goldman, Sachs & Co. LLC and Lazard are financial advisors to QCP.  Wachtell, Lipton, Rosen & Katz is legal advisor to QCP.

About QCP

Quality Care Properties, Inc. is one of the nation’s largest actively managed real estate companies focused on post-acute/skilled nursing and memory care/assisted living properties. QCP’s properties are located in 28 states and include 243 post-acute/skilled nursing properties, 61 memory care/assisted living properties, a surgical hospital and a medical office building. For more information regarding QCP, visit www.qcpcorp.com.

Safe Harbor Statement

Certain statements contained in this communication may constitute forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements are indicated by words or phrases such as “guidance,” “believes,” “expects,” “intends,” “forecasts,” “can,” “could,” “may,” “anticipates,” “estimates,” “plans,” “projects,” “seeks,” “should,” “targets,” “will,” “would,” “outlook,” “continuing,” “ongoing,” and similar words or phrases and the negative of such words and phrases. Forward-looking statements are based on the Company’s current plans and expectations and involve risks and uncertainties which are, in many instances, beyond the Company’s control, and which could cause actual results to differ materially from those included in or contemplated or implied by the forward-looking statements. Such risks and uncertainties include the following: the occurrence of any event, change or other circumstance that could give rise to the termination of the contemplated transactions; the failure to obtain the approval of the Company shareholders of the proposed merger transaction; or the failure to satisfy any of the other conditions to the completion of the transactions, including conditions related to the completion of HCR ManorCare’s Chapter 11 bankruptcy case; the effect of the announcement of the transactions on the ability of the Company to maintain relationships with its partners, tenants, providers, and others with whom it does business, or on its operating results and businesses generally; risks associated with the disruption of management’s attention from ongoing business operations due to the transaction; the ability to meet expectations regarding the timing and completion of the transactions; and other risks and uncertainties described in the Company’s reports and filings with the SEC, including the risks and uncertainties set forth in Item 1A under the heading Risk Factors in the Company’s Annual Report on Form 10-K for the year ended December 31, 2017 filed with the SEC on March 8, 2018 and other periodic reports the Company files with the SEC, which are available at www.sec.gov and the Company’s website at www.qcpcorp.com. The Company undertakes no obligation to update forward-looking statements to reflect developments or information obtained after the date hereof and disclaims any obligation to do so other than as may be required by law. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof.

Contacts

Joele Frank, Wilkinson Brimmer Katcher

Andrew Brimmer / Aaron Palash

(212) 355-4449